UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2019

Zenergy Brands, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55771	20-8881686
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7700 Windrose Ave. #G300, Plano, Texas 75024

(Address of principal executive offices)       (Zip Code)

469-228-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Enter into a Material Definitive Agreement

On August 29, 2018, Zenergy Brands, Inc., a Nevada corporation (the “Company”), executed a Term Sheet to enter into a Debenture facility for up to $10 Million with TCA Global Credit Master Fund, LP, a fund management group specializing in senior, secured lending and advisory services (“TCA”).

After several months of due diligence, the parties effectively closed the transaction on December 26, 2018. This closing event included an initial tranche of funding in the amount of $1.6 million. As the Company acquires and implements more Zero Cost projects over 2019, it will pursue more drawdowns from the Debenture accordingly, subject to TCA’s respective approvals and the Company’s continued performance.

The transaction encompasses a total of six core agreements, together with supplemental exhibits and certifications in support of the deal. These include the $10 million Debenture, a Share Purchase Agreement, a Security Agreement, an Advisory Agreement, a Pledge Agreement, and a Personal Guarantee. The repayment of the Debenture is secured by a first position security interest in substantially all of the Company’s assets in favor of TCA. The Debenture matures 30 months from December 26, 2018, and bears interest at the rate of 12 percent (12%). The parties created and have agreed to a customized repayment schedule, which is a hybrid model that starts with interest-only payments for the first six months and then ramps up over the term, with the final six months representing larger balloon-style payments. The respective payments are due in monthly installments beginning on January 26, 2019, and ending on June 26, 2021.

In addition to utilizing the Company’s Zero Cost and NAUP Brokerage contracted revenue streams as collateral, Company CEO Alex Rodriguez pledged his ten million shares of Series B stock, also referred to as the “control block” as collateral in the event of a default. Moreover, Rodriguez and his spouse have also entered into a Personal Guarantee agreement in support of the transaction. Upon the occurrence of an event of default, TCA may convert all or any portion of the outstanding principal, accrued and unpaid interest, and any other sums due and payable under the Debenture into shares of the Company’s common stock.

The Company plans to utilize the Debenture as a revolving credit facility to fund current and future Zero Cost contracts and other revenue generating projects throughout 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zenergy Brands, Inc.
(Registrant)

Date: January 2, 2019	/s/ ALEX RODRIGUEZ
ALEX RODRIGUEZ
Chief Executive Officer